Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated May 9, 2022 relating to the consolidated financial statements of McKesson Corporation and subsidiaries and the effectiveness of McKesson Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of McKesson Corporation and subsidiaries for the year ended March 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 1, 2023